Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Qualification Amendment No. 2 to the Offering Circular of our report dated April 23, 2019 relating to the consolidated financial statements of Emerald Health Pharmaceuticals Inc. (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to substantial doubt about Emerald Health Pharmaceuticals Inc.’s ability to continue as a going concern) appearing in the Offering Circular, and to the reference to us under the heading "Experts" in such Offering Circular.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

May 15, 2019